Exhibit 99.1

Behringer Harvard REIT I, Inc. Announces New Name

DALLAS, Texas, June 21, 2013 — Behringer Harvard REIT I, Inc., a Dallas-based real estate investment trust, has announced a new name — TIER REIT, Inc.

TIER REIT owns 44 commercial office properties comprising 19.1 million square feet throughout the United States with significant assets in Houston, Austin and Dallas/Ft. Worth, Texas; Chicago, Illinois; Philadelphia, Pennsylvania; Washington, D.C.; Charlotte, North Carolina and select other markets.  The company is headquartered at 17300 Dallas Parkway, Dallas, Texas, and has 55 employees with offices located in Dallas, Atlanta, Chicago and Louisville.

Beginning in 2008, Behringer Harvard, the company’s former sponsor, began assembling TIER REIT’s current management team with individuals possessing significant REIT, office and public company experience to focus exclusively on the company.  In September 2012, the company internalized this management team making TIER REIT a self-managed, independent company, resulting in substantial cost savings.

“We are excited to begin this new chapter for the company as TIER REIT,” said president Scott Fordham. “The internalization was a major milestone for the company, and as part of it, we put significant thought into who we are and how we want to approach our key stakeholders going forward.”  The name TIER was chosen to mirror the acronym REIT and symbolizes how the company reflects the goals and objectives of its tenants and stockholders in everything it does.

TIER REIT is focused on leveraging its expertise, long-term focus and innovative tools to create exceptional working environments for its tenants and deliver value to its stockholders.  “Following the internalization, we believe that our new name, together with $3 billion in office assets, will enhance our ability to maximize long-term stockholder value,” said Mr. Fordham.

About TIER REIT, Inc.

TIER REIT, Inc. is a Dallas, Texas-based real estate investment trust focused on providing quality, attractive, well-managed commercial office properties in dynamic markets throughout the United States, including Houston, Austin and Dallas/Ft. Worth, Texas; Chicago, Illinois; Philadelphia, Pennsylvania; Washington, D.C.; Charlotte, North Carolina and select other markets.  For more information on TIER REIT, please visit tierreit.com or call 972.931.4300.